As filed with the Securities and Exchange Commission on April 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UMB Financial Corporation

(Exact name of registrant as specified in its charter)

Missouri	43-0903811
(State of incorporation)	(I.R.S. Employer Identification No.)

1010 Grand Boulevard

Kansas City, Missouri 64106

(816) 860-7000

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

John C. Pauls

Senior Vice President and Legal Counsel

1010 Grand Boulevard

Kansas City, Missouri 64106

(816) 860-7000

Copies to:

Amy Bowler, Esq.

Holland & Hart LLP

6380 S. Fiddlers Green Circle, Suite 500

Greenwood Village, Colorado 80111

(303) 290-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock (par value $1.00 per share)	450,000 shares	$52.46(2)	$23,607,000(2)	$2,525.95

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends or similar transactions in securities covered by this registration statement.
(2)	Estimated solely for the purpose of determining the registration fee and pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sale prices of the common stock as reported on The NASDAQ Global Select Market on March 31, 2016.
(3)	Pursuant to Rule 415(a)(6) of the Securities Act, all 450,000 shares of common stock of the registrant registered hereunder are unsold securities that were previously registered on a registration statement on Form S-3 (File No. 333-188080) which was filed on April 23, 2013 (the “Prior Registration Statement”), and the registrant is offsetting the entire amount of its filing fee for this registration statement with a portion of the previously paid fee associated with the unsold securities from the Prior Registration Statement. Pursuant to Rule 415(a)(6) of the Securities Act, the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

PROSPECTUS

UMB Financial Corporation

Dividend Reinvestment and Stock Purchase Plan

450,000 Shares of Common Stock (Par Value $1.00 Per Share)

UMB Financial Corporation (“UMB”) offers its existing shareholders the opportunity to participate in its Dividend Reinvestment and Stock Purchase Plan, which we refer to as the Plan. The Plan is a convenient way for you to:

•	Purchase additional shares of our common stock; or

•	Reinvest all or some of your cash dividends in additional shares.

The Plan administrator may buy shares of common stock on the open market on The NASDAQ Global Select Stock Market (“NASDAQ”) or directly from UMB. If it buys the shares on the open market, the price of the shares will be the weighted average market price of all shares purchased by the Plan administrator’s broker for the bulk purchase order. If it buys the shares from UMB, the price will be the average of the high and low prices of the common stock for the relevant investment date as reported on NASDAQ.

UMB’s common stock is traded on the NASDAQ under the symbol “UMBF.” The closing price of the common stock on April 4, 2016 on the NASDAQ was $51.75 per share.

Participating in the Plan and investing in our common stock involves risks. See “Risk Factors” on page 5 of this prospectus. Before investing in our common stock, you should carefully ready this prospectus and documents incorporated by reference, including the risk factors described in any of those documents. See “Where Can You Find More Information” later in this prospectus.

None of the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System, the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock are not considered deposits or other obligations insured by the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation or any other government agency.

Our principal executive offices are located at 1010 Grand Boulevard, Kansas City, Missouri 64106, and the telephone number is (816) 860-7000.

The date of this prospectus is April 5, 2016.

Unless the context otherwise requires or except as otherwise indicated, when we refer to “UMB,” the “Company,” “we,” “us” or “our” in this prospectus or when we otherwise refer to ourselves in this prospectus, we mean UMB Financial Corporation and do not include our consolidated subsidiaries or other affiliates. The term “you” refers to a prospective investor under the Plan.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (No. 333-            ) that we have filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, we may offer up to a total of 450,000 shares of our common stock described in this prospectus pursuant to the Plan. This prospectus provides you with a general description of the Plan. We may also add, update or change the information contained in this prospectus by means of a prospectus supplement or other offering materials. If there is any inconsistency between the information in this prospectus and any prospectus supplement or other offering materials, you should rely on the information in the prospectus supplement or other offering materials. The registration statement we filed with the SEC includes exhibits and other documents that are incorporated by reference that provide more detail about the matters discussed in this prospectus. Before you invest in our common stock, you should carefully read the registration statement and its exhibits, of which this prospectus forms a part, this prospectus, any prospectus supplement, other offering materials and the documents and other information incorporated by reference into this prospectus. The incorporated documents are described under “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” later in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or other offering materials. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is current only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed materially since the date of the prospectus.

CAUTIONARY NOTICE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, including any information incorporated by reference in this prospectus, contains forward-looking statements. From time to time we have made, and in the future will make, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, results, or aspirations. We also may make forward-looking statements in other documents that are filed or furnished with the SEC. In addition, we may make forward-looking statements orally or in writing to investors, analysts, members of the media, or others.

All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward- looking statement as a prediction or guarantee about the future. Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward-looking statement. While no list of assumptions, risks, or uncertainties could be complete, some of the factors that may cause actual results or other future events, circumstances, or aspirations to differ from those in forward-looking statements include:

•	local, regional, national, or international business, economic, or political conditions or events;

•	changes in laws or the regulatory environment, including as a result of recent financial-services legislation or regulation;

•	changes in monetary, fiscal, or trade laws or policies, including as a result of actions by central banks or supranational authorities;

•	changes in accounting standards or policies;

•	shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility or changes in interest or currency rates;

•	changes in spending, borrowing, or saving by businesses or households;

•	our ability to effectively manage capital or liquidity or to effectively attract or deploy deposits;

•	changes in any credit rating assigned to us or our affiliates;

•	adverse publicity or other reputational harm to us;

•	changes in our corporate strategies, the composition of our assets, or the way in which we fund those assets;

•	our ability to develop, maintain, or market products or services or to absorb unanticipated costs or liabilities associated with those products or services;

•	our ability to innovate to anticipate the needs of current or future customers, to successfully compete in our chosen business lines, to increase or hold market share in changing competitive environments, or to deal with pricing or other competitive pressures;

•	changes in the credit, liquidity, or other condition of our customers, counterparties, or competitors;

•	our ability to effectively deal with economic, business, or market slowdowns or disruptions;

•	judicial, regulatory, or administrative investigations, proceedings, disputes, or rulings that create uncertainty for, or are adverse to, the Company or the financial-services industry;

•	our ability to address stricter or heightened regulatory or other governmental supervision or requirements;

•	our ability to maintain secure and functional financial, accounting, technology, data processing, or other operating systems or facilities, including our capacity to withstand cyber-attacks;

•	the adequacy of our corporate governance, risk-management framework, compliance programs, or internal control over financial reporting, including our ability to control lapses or deficiencies in financial reporting or to effectively mitigate or manage operational risk;

•	the efficacy of our methods or models in assessing business strategies or opportunities or in valuing, measuring, monitoring, or managing positions or risk;

•	our ability to keep pace with changes in technology that affect us or our customers, counterparties, or competitors;

•	mergers or acquisitions, including our ability to integrate acquisitions;

•	the adequacy of our succession planning for key executives or other personnel;

•	our ability to grow revenue, control expenses, or attract or retain qualified employees;

•	natural or man-made disasters, calamities, or conflicts, including terrorist events; or

•	other assumptions, risks, or uncertainties described in any of our annual, quarterly or current reports.

You should also consider the risks described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, in evaluating any forward-looking statements included or incorporated by reference in this prospectus.

Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we make in any subsequent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K, or other applicable document that is filed or furnished with the SEC.

THE COMPANY

The Company was organized as a corporation under Missouri law in 1967 and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and a financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended. The Company currently owns all of the outstanding stock of one national bank and several nonbank subsidiaries.

The Company’s national bank, UMB Bank, National Association (the “Bank”), has its principal office in Missouri and also has branches in Arizona, Colorado, Illinois, Kansas, Nebraska, Oklahoma and Texas. The Bank offers a full complement of banking products and other services to commercial, retail, government and correspondent-bank customers, including a wide range of asset-management, trust, bank-card, and cash-management services.

The Company’s significant non-bank subsidiaries include the following:

•	Scout Investments, Inc. is an institutional asset management company that is headquartered in Kansas City, Missouri. Scout Investments, Inc. offers domestic and international equity strategies through its Scout Asset Management Division and fixed-income strategies through its Reams Asset Management Division.

•	UMB Fund Services, Inc. is located in Milwaukee, Wisconsin, Chadds Ford, Pennsylvania, and Ogden, Utah, and provides fund accounting, transfer agency, and other services to mutual-fund and alternative-investment groups.

The Company’s products and services are grouped into four segments: Bank, Institutional Investment Management, Asset Servicing and Payment Solutions.

Our principal executive offices are located at 1010 Grand Boulevard, Kansas City, Missouri 64106. Our telephone number is (816) 860-7000.

RISK FACTORS

An investment in our securities involves risk. Before making an investment decision, you should carefully read and consider the risk factors included below and the risk factors incorporated by reference in this prospectus, including those described in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, as well as those contained in any applicable prospectus supplement or other offering materials. You should also refer to the other information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information” later in this prospectus.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. The risks and uncertainties described in these documents are not the only ones faced by the Company. Other risks and uncertainties that are not presently known to the Company, that it has failed to appreciate, or that it currently considers to be immaterial may adversely affect the Company as well. In addition, there are risks related to participating in the Plan, including the following:

There are market risks associated with investing in the Plan. Participants in the Plan generally have no control over or authority to direct the timing or price at which shares of common stock are purchased or sold for their Plan accounts. Orders to purchase or sell shares (except for market order sales) may be processed up to five business days after the order is received. Therefore, participants in the Plan bear market risk associated with fluctuations in the price of our common stock. In addition, no interest is paid on funds held by the administrator pending investment.

We may be unable to, or may choose not to, continue to pay dividends on our common stock at current rates or at all. Any future payments of cash dividends will depend on our financial condition, our capital requirements and earnings, and the ability of our operating subsidiaries to pay dividends or make distributions to us, as well as other factors that our Board of Directors (“Board”) may consider.

The price of our common stock can be volatile. This volatility may affect the price at which you purchase or sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. The market price for our common stock may be volatile. This volatility may affect the price at which you purchase or sell our common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. The price of our common stock may be volatile between the time you decide to purchase shares of our common stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. Our stock price may be volatile and subject to significant price and volume fluctuations in response to market and other factors, including: the other risk factors discussed in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K; variations in our quarterly operating results from our or securities analysts’ or investors’ expectations; downward revisions in securities analysts’ estimates; and announcements by us or our competitors of significant acquisitions, joint ventures, capital commitments or other material developments.

As of April 1, 2016, we had outstanding approximately 49,467,214 shares of our common stock and options to purchase approximately 1,598,620 shares of our common stock (of which 803,850 were exercisable as of that date).

IMPORTANT CONSIDERATIONS

The purpose of the Plan is to provide a convenient and useful service for our current shareholders of record. Nothing in this prospectus or other Plan information represents a recommendation by us or anyone else that any person buy or sell our common stock. We urge you to read this prospectus and the documents incorporated by reference in this prospectus thoroughly before you make your independent investment decision regarding participation in the Plan.

The value of our shares may increase or decrease from time to time. There is no assurance whether, or at what rate, we will continue to pay dividends. Neither the Plan accounts, nor the common stock purchased under the Plan, constitute deposits or other obligations that are insured by the Securities Investor Protection Corporation, the Federal Deposit Insurance Corporation, or any other government agency.

USE OF PROCEEDS

If we issue new shares of common stock under the Plan, the net proceeds will be used for general corporate purposes. If the Plan administrator buys shares of common stock on the open market, we will receive no proceeds from such purchases.

SUMMARY OF PLAN HIGHLIGHTS

Because this section is a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully before electing to participate in the Plan.

How to Enroll. You must be a shareholder of record to participate in the Plan. You may enroll either by completing an enrollment form and sending it to the Plan administrator, or by enrolling online through the Plan administrator’s website.

We pay all administrative fees associated with purchases through the Plan, including brokerage commissions for open market share purchases.

Optional Investments. After you enroll, you can make optional investments in our common stock in any amount from a minimum of $50 in a single purchase to a cumulative maximum of $40,000 per year. Investments can be automatically deducted directly from your bank account provided the amount meets the minimum/maximum requirements. You can change the amount at any time provided you give the Plan administrator proper instructions about any changes at least ten business days prior to the next investment date.

How to Pay for Shares. You can make purchases in various ways—by check, automatic deduction or dividend reinvestment. Your investment dollars are fully used to purchase our shares.

Reinvest Dividends Automatically. You can automatically reinvest all or part of your dividends in additional shares. If you reinvest part of your dividends, you will receive your remaining dividends in cash.

Sell Plan Shares. You can sell some or all of your shares through the Plan administrator for a nominal service charge of $15 (or $25 for market orders) plus a nominal commission fee (currently $0.12) per share.

Direct Deposit of Dividends. If you do not reinvest your dividends, you can have your dividends deposited directly into your checking or savings account by electronic transfer on the dividend payment date.

No Certificates. The Plan administrator will not issue certificates for shares purchased under the Plan. The Plan administrator will record your shares in book-entry form and your account statement will show the number of shares held in your Plan account.

TERMS OF THE PLAN

Eligibility. The following U.S. persons or entities can participate in the Plan if they follow the steps described below under “Enrollment:”

(i) Record owners: If you own our common stock registered in your own name with our the transfer agent, you are a record owner eligible to participate in the Plan.

(ii) Beneficial owners: If you own our common stock and the common stock is held in a brokerage account or in the name of a broker, bank or other nominee, you may participate in the Plan by becoming a record owner. You may arrange this by having those shares transferred into a book-entry account registered in your own name with the transfer agent or by requesting the issuance of a certificate representing those shares, in each case from your broker, bank or other nominee. Please contact your broker or nominee for more information. Once the shares are represented by a certificate registered in your name, or moved into a book-entry account registered in your name with the Plan administrator, the shares will be eligible for dividend reinvestment through the Plan.

A citizen or resident of a country outside the United States also is eligible to participate if participation does not violate any governmental regulations or laws.

Administration. Computershare Trust Company, N.A. (the “Plan administrator”) currently administers the Plan. The Plan administrator also serves as transfer agent, registrar and dividend paying agent for us. In addition, the Plan administrator receives and invests all cash investments by participants, maintains participants’ Plan account records, issues periodic account statements and performs other duties relating to the Plan. If you have questions about the Plan, you may contact the Plan administrator:

Computershare Trust Company, N.A.

c/o Computershare Investor Services

P.O. Box 43078

Providence, RI 02940-3078

Phone: (800) 884-4225 (toll-free)

(781) 575-4706

Website: www.computershare.com/investor

Enrollment. Read the prospectus carefully. To participate in the Plan, you must already be a shareholder of record of UMB and you must complete and sign an enrollment form and return it to the Plan administrator. The enrollment form is available from the Plan administrator. You can also enroll on-line through the Plan administrator’s website, www.computershare.com/investor, and follow the instructions provided. You can elect to reinvest cash dividends paid on at least one whole share.

There is no obligation to reinvest dividends you receive on shares you purchase through the Plan. After the Plan administrator approves your enrollment and receives your funds (if you are investing), your participation in the Plan begins.

Optional Investments. After you enroll, you can make investments in our common stock in any amount from a minimum of $50 in a single purchase to a cumulative maximum of $40,000 per year. You may not invest more than $40,000 per year, not counting qualified Plan distributions, if any. You have no obligation to make optional investments.

You can make your investments by personal check payable to “Computershare-UMB.” Return your payment to the Plan administrator with a completed enrollment form or the tear-off remittance portion included with your statement of account. The Plan administrator will not accept cash, money orders or third party checks. Checks must be payable in U.S. dollars and drawn on a U.S. bank.

You may also make initial and optional investments through online bank debits by going to the Plan administrator’s website and authorizing a one-time online bank debit from an account at a bank or financial institution. These funds will be held by the Plan administrator until the next investment date. You should refer to the online confirmation for the account debit date and investment date.

Automatic Investment. You can automatically invest a specified amount (not less than $50 per purchase and not more than a cumulative maximum of $40,000 per year) deducted directly from your bank account by completing the applicable section on the Direct Debit Authorization form and returning it to the Plan administrator, or on-line through the Plan administrator’s website. Funds will be deducted from your account on the 26th of each month; if that day is not a business day, the funds will be deducted on the first business day thereafter. You can change or stop automatic investments by completing and returning the applicable section on a new enrollment form, or by sending written notification to the Plan administrator, or through the Plan administrator’s website. The Plan administrator must receive your instructions and authorization ten business days prior to the investment date.

Investment Dates. Optional investments will be invested on the first day of the month, or if the first day is not a business day, the first business day thereafter. Each date the Plan administrator invests your optional investment funds is referred to as an investment date. If you elect to reinvest some or all of the cash dividends on your shares in the Plan, those dividends will be invested in additional shares of our common stock on the dividend payment date, or otherwise called the dividend investment date. If the dividend payment date is not a trading day, then the dividend investment date will be the next trading day.

Dividend Reinvestment Options

You can reinvest cash dividends paid on all or some of your shares in the Plan by making the appropriate selection on the enrollment form, or on-line through the Plan administrator’s website. You can also change your reinvestment selection by either sending written notice to the Plan administrator or on-line through the Plan administrator’s website. To be effective for a particular dividend period, the Plan administrator must receive your instructions prior to the record date for the dividend. Your dividend reinvestment options are:

•	Full Dividend Reinvestment — If you choose this option, all of your dividends that become payable on shares in the account that you specify will be reinvested on the dividend investment date to purchase additional shares of our common stock.

•	Partial Dividend Reinvestment — You may reinvest dividends on a specific percentage of shares in the account you specify. Dividends on remaining shares will be paid to you by cash or direct deposit.

•	No Dividend Reinvestment — If you choose this option, all dividends on shares in the account that you specify will be paid to you in cash unless and until you direct otherwise.

OTHER INVESTMENT INFORMATION

No interest is paid on funds held by the Plan administrator pending investment. All investments must be in U.S. dollars and are subject to collection by the Plan administrator of full face value.

There is a $25 charge for each check, electronic funds transfer, or other investment that is rejected due to insufficient funds. The Plan administrator will consider the request for investment of such funds to be null and void, and will immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. The Plan administrator will be entitled to sell shares in your account to satisfy any uncollected amount, plus the $25 charge. If the net proceeds of the sale of those shares are insufficient to satisfy the balance of any uncollected amount, the Plan administrator is entitled to sell such additional shares from your account as may be necessary to satisfy any uncollected balance. When you enroll in the Plan, you authorize the Plan administrator to deduct this charge and sell shares from your Plan account, if necessary.

Direct Deposit. You may have any cash dividend that is not being reinvested deposited directly into your bank account. Please contact the Plan administrator for details. You may also elect direct deposit through the Plan administrator’s website. You may change direct deposit account information or terminate direct deposit by providing notice to the Plan administrator. To be effective for a particular dividend period, the Plan administrator must receive your instructions fifteen calendar days prior to the record date for the dividend.

No Certificates. The Plan Administrator will deposit the shares in your Plan account in book-entry form. You may not pledge shares of stock held in book-entry form by the Plan administrator in your Plan account as collateral for a loan or otherwise assign those shares.

Selling Shares through the Plan. You can sell some or all of the shares held in your Plan account at any time by contacting the Plan administrator. You may sell only whole shares. You have two choices when making a sale through the Plan:

•	Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available through the Plan administrator’s website, or by calling the Plan administrator. Market order sale requests received by telephone or through the Plan administrator’s website will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price will be the market price of the sale obtained by the Plan administrator’s broker, less a service fee of $25 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after the transaction has settled.

•	Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available through the Plan administrator’s website or by calling the Plan administrator. The Plan administrator will cause your shares to be sold on the open market within five business days of the receipt of your request. To maximize cost savings for batch order sales requests, the Plan administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant will be the weighted average sale price obtained by the Plan administrator’s broker for each aggregate order placed by the Plan administrator and executed by the broker, less a service fee of $15 and a processing fee of $0.12 per share sold. Proceeds are normally paid by check, which are distributed within 24 hours after the transaction has settled.

All per-share processing fees include any brokerage commissions the Plan administrator is required to pay. All sale instructions are final when the Plan administrator receives them; your sale instructions cannot be suspended, stopped or cancelled. The Plan administrator may, for various reasons, require your transaction request to be submitted in writing. You should contact the Plan administrator to determine if there are any limitations applicable to your particular sale request.

A request to sell all of your shares in your Plan account will be treated as a withdrawal from the Plan, as described in the next section.

Closing a Plan Account. You can close your Plan account at any time by completing and sending back the Transaction Request form attached to your Plan statement, or by calling or sending written notification to the Plan administrator, or through its website. Electing to sell or withdraw all shares from your Plan account automatically terminates your Plan participation. If you close your Plan account by withdrawing all shares, the Plan administrator will transfer all whole shares in your Plan account into another book-entry account in your name and the cash value of any fractional share will be paid to you by check, less a service fee of $15 and a processing fee of $0.12 per share transferred.

If instructions to close a Plan account for which dividends are to be reinvested are received near a dividend payment record date, the Plan administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on behalf of such Plan account. In the event reinvestment is made, the Plan administrator will process the account closing as soon as practicable, but in no event later than five business days after any dividend disbursement is allocated to your Plan account. After you close a Plan account, you cannot make future investments through the Plan without re-enrolling.

We, or the Plan administrator, on our behalf, have the right to deny, suspend or terminate your participation in the Plan on grounds of excessive enrollment and termination. This is intended to minimize administrative expense and encourage long-term investment.

Sources and Price of Shares. We may direct whether the Plan administrator purchases shares (i) in the open market on the NASDAQ or (ii) from us. Any purchase of shares from us by the Plan administrator will be made pursuant to the registration statement filed with the SEC of which this prospectus is a part. Under the Plan, directions to purchase shares on a specific date or at a specific price cannot be guaranteed.

The Plan administrator may combine Plan participant purchase requests with other purchase requests received from other Plan participants and may submit the combined purchase requests in bulk to the Plan administrator’s broker as a single purchase order. Purchase request may be combined, in the Plan administrator’s discretion, according to one or more factors such as purchase type, request date or request delivery method. The Plan administrator will submit bulk purchase orders to its broker as and when required under the terms of the Plan. The Plan administrator’s broker may execute each bulk purchase order in one or more transactions over one or more days, depending on market conditions. Each participant whose purchase request is included in each bulk purchase order will receive the weighted average market price of all shares purchased by the Plan administrator’s broker for such order. If the Plan administrator buys shares from UMB, the price will be the average of the high and low prices of the common stock for the relevant investment date as reported on NASDAQ.

You do not have control or authority to direct the price or time (except for market orders) at which common stock is purchased or sold for Plan accounts. Therefore, you bear market risk associated with fluctuations in the price of common stock.

Account Statements. You will receive quarterly statements from the Plan administrator of your account reflecting the amount invested, the purchase price, the number of shares purchased, deposited, sold, transferred, or withdrawn, the total number of shares accumulated and other information quarterly or whenever your account has a transaction activity. The statement will also reflect the cost basis of any shares acquired after January 1, 2011 and should be retained for income tax purposes. The quarterly statements consolidate all shares, certificated as well as book-entry shares. You should keep your statements for income tax and other purposes. If you need a replacement statement, you should contact the Plan administrator. There may be a fee for providing copies of statements for any period in a prior calendar year. Account information may also be obtained through the Investor Centre feature of the Plan administrator’s website, www.computershare.com/investor.

Reports. All notices, statements and reports will be mailed to the latest address on record with the Plan administrator. Address changes may be made in writing or by telephone to the Plan administrator.

MISCELLANEOUS

Rights Offering, Stock Dividends and Stock Splits. Stock dividends or split shares on your Plan book-entry shares will be credited to your book-entry Plan account. In the event of a rights offering, rights will be based on the number of shares credited to your account.

Voting Rights. You can vote all whole and fractional shares of common stock held in your Plan account in person or by proxy. If you do not vote in person or by proxy, your shares will not be voted.

Limitation of Liability. We, our directors, officers, employees, and the Plan administrator and its representatives are not liable for anything done in good faith or good faith omissions in administering the Plan. This includes any claim of liability based on the prices or times at which shares are purchased or sold or any change in market price of shares or for the payment or amount of any future dividends on common stock. This is not a waiver of rights you may have under applicable securities laws.

Termination of the Plan. We can change, suspend or terminate the Plan at any time, in whole or in part, or may terminate the participation of any participant. In addition, we reserve the right to close your Plan account if you do not own at least one whole book-entry or certificate share of record. In that case, notices will be mailed to your last known address, along with a check for the cash value of any fractional share, less any applicable fees.

Certain U.S. Federal Income Tax Consequences. The following is a summary of certain U.S. federal income tax consequences with respect to participation in the Plan. The summary is for general information only and is not tax advice. It is based on federal income tax laws, regulations and administrative and judicial rulings, all as of the date of this prospectus, and applies only to U.S. individual participants in the plan, except where otherwise stated. Plan participants should consult with their own tax advisors regarding the specific tax consequences to them under applicable federal, state, local and foreign tax laws and the impact of any changes in applicable tax laws, which may have retroactive effect.

In general, participants in the Plan will have the same federal income tax obligations with respect to their dividends as do shareholders who are not Plan participants. This means that the full amount of any cash dividends declared and paid by us with respect to your shares must be included in your U.S. taxable income even if such dividends are immediately reinvested under the Plan. Additionally, the amount of any brokerage fees or commissions paid by us on your behalf are treated as distributions and must be included in your U.S. taxable income.

The tax basis for shares purchased with reinvested dividends will equal the fair market value of the purchased shares on the dividend payment date, plus any brokerage commissions paid in order to acquire the shares. The tax basis of shares purchased with any initial or optional cash investment will be the amount of the initial or optional cash investment, plus any applicable brokerage commissions. The holding period for shares acquired pursuant to the Plan will begin on the day following the investment date.

A participant in the Plan will not realize any gain or loss upon the deposit of shares to the Plan or the withdrawal of whole shares in certificate form from the Plan, but will realize gain or loss upon the sale or other taxable disposition shares held in the Plan. A taxable disposition includes the receipt of cash for fractional shares. The amount of that gain or loss will be the difference between the amount realized from the sale or other taxable disposition of the shares and the tax basis of those shares. The character of that gain or loss will depend on a participant’s personal circumstances. Gain will be considered long term if a participant’s holding period for the shares is greater than one year. The ability to deduct losses may be limited in certain circumstances. Unless a participant specifically identifies the shares that are being sold, a first in, first out method will be used when determining the tax basis of the shares sold.

Participants who fail to provide certain U.S. federal income tax certifications in the manner required by law may be subject to U.S. withholding, backup withholding or foreign taxes at the applicable rates specified by the Internal Revenue Service (the “IRS”). If your dividends are subject to U.S. withholding, the administrator will deduct and pay to the IRS the appropriate amount of tax required to be withheld and paid and only the remaining amount will be reinvested in common stock, or paid to you.

The Plan administrator will report to the IRS and to each shareholder the amount of all actual and deemed dividend distributions and the amount of tax withheld from those distributions. The Plan administrator will also report to each participant and to the IRS the proceeds from the sale of any Plan shares and the tax basis of the shares sold.

PLAN OF DISTRIBUTION

Purchase and Sale of Shares. Shares of our common stock purchased by the Plan administrator under the Plan may be purchased on the open market or directly from UMB, consistent with the procedures and subject to the limitations previously described in the section of this prospectus titled “Terms of the Plan—Sources and Price of Shares.” Plan participants for whose accounts Plan shares are acquired (including brokers or dealers) may resell those shares either in market transactions (including coverage of short positions) on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions, without restriction under the Securities Act of 1933, as amended, except for any such participants who may also be deemed affiliates of UMB or underwriters with respect to their purchase and sale of such shares. Our common stock is currently listed on NASDAQ.

Maximum Number of Shares. Subject to the number of our shares registered and available for offer and sale by us under the Plan, there is no total maximum number of shares that can be sold by us under the Plan pursuant to the reinvestment of dividends or optional cash purchases.

Fees. We pay all administrative fees associated with purchases through the Plan, including brokerage commissions for open market share purchases.

Availability. Our common stock may not be available under the Plan in all states or jurisdictions. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our common stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

DESCRIPTION OF COMMON STOCK

General. The following description of our common stock is only a summary and is subject to, and qualified in its entirety by reference to, the relevant provisions of our Restated Articles of Incorporation and Bylaws, copies of which we have previously filed with the SEC, and which are exhibits to this registration statement, of which this prospectus is a part, as well as The General and Business Corporation Law of Missouri.

Under our Restated Articles of Incorporation, we are authorized to issue eighty-one million (81,000,000) shares of stock, divided into the following classes:

•	One million (1,000,000) shares of preferred stock with a par value of one cent ($0.01) per share; and

•	Eighty million (80,000,000) shares of common stock with a par value of one dollar ($1.00) per share.

At April 1, 2016, approximately 49,467,214 shares of common stock were outstanding. No shares of preferred stock are currently outstanding but such shares may be issued from time to time in accordance with the Restated Articles of Incorporation. The voting powers, designations, preferences, rights and qualifications, limitations, or restrictions of any series of preferred stock will be set by our Board when it is issued.

Dividend Rights and Limitations. The holders of our common stock are entitled to receive such dividends as our Board may from time to time declare out of assets legally available for that purpose, subject to any rights of the holders of our preferred stock. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us.

Voting Rights. Subject to the prior rights of any preferred shareholders, common shareholders have all voting rights on matters that are required or decided to be submitted to them under applicable law or our governing documents. Except in the election of directors, each common shareholder has one vote for each share of stock in that person’s name on our books as of the record date, unless otherwise provided by applicable law. In the election of directors, except as otherwise provided by applicable law, each common shareholder has the right to cast a total number of votes equal to the holder’s number of shares as of the record date multiplied by the number of directors to be elected, and the votes may be cast for one director candidate or distributed among two or more director candidates. In any matter other than the election of directors, every decision of a majority of the shares of common stock cast at a meeting at which a quorum is present is valid as an act of the shareholders, unless a larger vote is required by applicable law or our governing documents. Directors are elected by a plurality of the votes of the shares entitled to vote on the election of the directors and represented in person or by proxy at a meeting at which a quorum is present.

In an uncontested election of directors (that is, an election where the number of properly nominated director candidates does not exceed the number of directors to be elected), if any director receives a greater number of votes withheld than for, under our Corporate Governance Guidelines, the affected director is expected to promptly submit a letter of resignation to the Chair of our Corporate Governance & Nominating Committee and the Chair of our Board, specifying that the resignation will become effective upon acceptance by the Board. If the letter of resignation is accepted, the Board may fill the vacancy in compliance with the Bylaws and the Corporate Governance Guidelines or may leave the seat vacant and, if necessary or appropriate, amend the Bylaws to reduce the size of the Board. If the letter of resignation is rejected, the director will continue to serve in that capacity.

Liquidation Rights. In the event of any dissolution or liquidation or winding up of the Company, common shareholders are entitled to receive our net assets that remain after we have paid or provided for all of our liabilities and all of the preferential amounts to which any preferred shareholders are entitled.

Miscellaneous. Unless otherwise indicated in any applicable prospectus supplement or other applicable offering materials, all shares of common stock to be issued from time to time under this prospectus will be fully paid and nonassessable. The holders of our common stock do not have any preemptive or preferential rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights.

Transfer Agent and Registrar. Computershare Trust Company, N.A. currently acts as transfer agent and registrar for our common stock.

Listing. The common stock of UMB Financial Corporation is listed on NASDAQ under the symbol “UMBF”.

LEGAL MATTERS

Legal matters with respect to the common stock offered under this prospectus will be passed upon by Spencer Fane LLP, Kansas City, Missouri.

EXPERTS

The consolidated financial statements of UMB Financial Corporation as of December 31, 2015 and 2014, and the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The audit report on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states UMB Financial Corporation chose to exclude from its assessment of the effectiveness of internal control over financial reporting, Marquette Financial Companies’ (“Marquette”) internal control over financial reporting, which was acquired on May 31, 2015. Marquette constituted approximately 6.1% of total assets for the year ended December 31, 2015. The audit of internal control over financial reporting of UMB Financial Corporation by KPMG LLP also excluded an evaluation of the internal control over financial reporting of Marquette.

The consolidated financial statements for the period ended December 31, 2013 incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. When we update the information incorporated by reference into this prospectus by making future filings with the SEC, that information is considered to be automatically updated and superseded in this prospectus. In other words, in the case of any conflict or inconsistency between information in different documents, you should rely on the information in the document that was filed later.

The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated by reference in this prospectus:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 25, 2016 (including information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 14, 2016);

2.	Our Current Report on Form 8-K filed with the SEC on February 1, 2016; and

3.	The description of our common stock included in Amendment No. 1 on Form 8-A to our General Form for Registration of Securities on Form 10 dated March 5, 1993, including any amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that is deemed to have been furnished and not filed with the SEC) after the date of this prospectus and prior to the termination of the offering of the securities covered by this prospectus are incorporated by reference into this prospectus.

To obtain a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) please contact us at the following address or telephone number:

UMB Financial Corporation

Attn: Corporate Secretary

1010 Grand Boulevard

Kansas City, Missouri 64106

(816) 860-7000

Our SEC filings also are available on our Internet website at www.umb.com. Except for the documents specifically incorporated by reference into this prospectus, our website and information contained or accessed through our website do not constitute a part of this prospectus. We have included our website address only as inactive text and do not intend it to be an active link to our website.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and proxy statements and other information with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system and these filings are publicly available through the SEC’s website (http://www.sec.gov). You may read and copy such material at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, covering the common stock described in this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in the registration statement and its exhibits. You may inspect and obtain the registration statement, including exhibits, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

UMB FINANCIAL CORPORATION

Dividend Reinvestment

and Stock Purchase Plan

450,000 Shares of

Common Stock

(Par Value $1.00 Per Share)

April 5, 2016

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Expenses payable by the registrant for the sale of its securities, other than underwriting discount and commissions, are estimated as follows:

Securities and Exchange Commission	$2,525.95
Legal Fees and Expenses (including Blue Sky Fees)	15,000.00
Accounting Fees and Expenses	17,500.00
Printing of Registration Statement, Prospectus, etc.	800.00
Transfer Agent’s Fees and Expenses	*
Miscellaneous	2,000.00

Total	$37,825.95

*	Because an indeterminate number of shares may be sold by participants through the Plan, the transfer agent’s fees and expenses are not currently determinable.

Item 15.	Indemnification of Directors and Officers.

Liability and Indemnification of Directors and Officers

Missouri Revised Statutes (RSMo) Section 351.355 (2015) provides as follows:

1. A corporation created under the laws of this state may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3. Except as otherwise provided in the articles of incorporation or the bylaws, to the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections 1 and 2 of this section, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

4. Any indemnification under subsections 1 and 2 of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in this section. The determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding, or if such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

5. Expenses incurred in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of the action, suit, or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by the corporation as authorized in this section.

6. The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7. A corporation created under the laws of this state shall have the power to give any further indemnity, in addition to the indemnity authorized or contemplated under other subsections of this section, including subsection 6, to any person who is or was a director, officer, employee or agent, or to any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, and provided further that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Nothing in this subsection shall be deemed to limit the power of the corporation under subsection 6 of this section to enact bylaws or to enter into agreements without shareholder adoption of the same.

8. The corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement the corporation may for the benefit of persons indemnified by the corporation create a trust fund, establish any form of self-insurance, secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation, or establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the corporation. In the absence of fraud the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability on any ground regardless of whether directors participating in the approval are beneficiaries of the insurance arrangement.

9. Any provision of this chapter to the contrary notwithstanding, the provisions of this section shall apply to all existing and new domestic corporations, including but not limited to banks, trust companies, insurance companies, building and loan associations, savings bank and safe deposit companies, mortgage loan companies, corporations formed for benevolent, religious, scientific or educational purposes and nonprofit corporations.

10. For the purpose of this section, references to “the corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

11. For purposes of this section, the term “other enterprise” shall include employee benefit plans; the term “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and the term “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

Article IX, Section 4 of the Bylaws of UMB Financial Corporation provides as follows:

Section 4. Indemnification of Directors and Officers.

a. Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action, suit, or proceeding by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company or any of its subsidiaries (a subsidiary being defined as another corporation or other entity included in a controlled group of corporations or other entities of which the Company is a common parent), or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise (which shall be deemed to include service in a fiduciary capacity or otherwise with respect to any employee benefit plan of the Company or any other corporation or other entity) shall, to the maximum extent permitted by applicable law, be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (which shall include any excise taxes assessed against a person with respect to an employee benefit plan) actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or the participants or beneficiaries of any employee benefit plan, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Any employee of the Company or its subsidiaries, when acting in a supervisory or managerial capacity, may likewise be indemnified, but such indemnification is not mandatory. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

b. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving at the request of the

Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall, to the maximum extent permitted by applicable law, be indemnified against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of the action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Any employee of the Company or its subsidiaries, when acting in a supervisory or managerial capacity, may likewise be indemnified, but such indemnification is not mandatory. However, no indemnification shall be made in respect of any claim, issue or matter as to which any person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that a court determines that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

c. Except as may otherwise be provided in the Restated Articles of Incorporation or the Bylaws, any person who has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) or (b) above, or in defense of any claim, issue or matter therein, shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

d. Except as provided in subsection (e), indemnification of anyone under subsections (a) or (b), unless ordered by a court, shall be made by the Company only as authorized in each case upon a determination that it is proper because the director, officer or employee has met the applicable standard of conduct. Such a determination may be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors (by independent legal counsel in a written opinion) or by the shareholders.

e. Notwithstanding anything herein to the contrary, unless required by applicable law, no director, officer, or employee shall be indemnified against any expenses, penalties or other payments incurred:

i. in an administrative action, suit or proceeding instituted by a bank regulatory agency to the extent that such indemnification would constitute a “prohibited indemnification payment” (as such term is defined under applicable provisions of the Federal Deposit Insurance Act and regulations thereunder), except under circumstances specifically permitted by such Act and regulations, or otherwise would constitute an indemnification payment that is prohibited by applicable law, or

ii. unless he or she notifies the Company in writing of the threatened, pending or completed action, suit, or proceeding promptly on becoming aware thereof and, before incurring expense of any kind therein or in connection therewith, gives the Company or its insurer the opportunity to provide an independent attorney to represent him or her in, and to otherwise counsel him or her in connection with, any such action, suit, or proceeding, or

iii. in connection with any settlement of a claim asserted or action, suit, or proceeding brought or threatened against him or her unless the board of directors (A) approved the amount of such settlement as (I) reasonable and (II) not affecting the Company’s safety and soundness or (B) could not, by reason of the action, intervention or threat of a court, government agency or instrumentality, act with complete independence and free of circumscription in relation to the subject matter, or

iv. in connection with any claim made against him or her for an accounting of profits made from the purchase or sale by him or her of securities of the Company within the meaning of Section 16b of the Exchange Act or similar provisions of any applicable law, or

v. in connection with any action, suit, or proceeding (or part thereof) initiated by such person claiming indemnification unless such action, suit, or proceeding (or part thereof) initiated by such person was authorized by the board of directors.

f. The right to indemnification of officers and directors shall include the right, to the extent permissible under applicable law, to be paid by the Company reasonable expenses, including attorneys’ fees (but not including any retainers or prepayments of fees, unless such retainers or prepayments are approved by the Board), incurred in defending any such action, suit or proceeding, in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such proceeding shall be made only:

i. upon delivery to the Company of a written agreement, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined by a court or other tribunal or by the board of directors, that (A) such person is not entitled to be indemnified under this Section or otherwise or (B) such director or officer is assessed a civil money penalty imposed by a bank regulatory agency, is removed or prohibited from banking or is required under a final order to cease an action or take an affirmative action by a bank regulatory agency, and

ii. until such time as the board of directors has made a final determination regarding indemnification under subsection (d). If the board of director’s final determination is that indemnification is not proper, further advancement of expenses, including attorneys’ fees, will immediately cease. If the board of director’s final determination is that indemnification is proper, indemnification of expenses, including attorneys’ fees, will continue.

g. If the claim of an officer or director for indemnification under these Bylaws is not paid in full by the Company within thirty (30) days after a written claim therefor has been received by the Company, the claimant may any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. Neither the failure of the Company (including the board of directors, independent legal counsel, or shareholders) to have made a determination prior to the commencement of such action that the claimant is entitled to indemnification or advancement under the circumstances, nor an actual determination by the Company (including the board of directors, independent legal counsel, or shareholders) that the claimant is not entitled to indemnification or advancement, shall be a defense to the action or create a presumption that the claimant is not entitled to indemnification or advancement.

h. The Company may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, or employee of the Company or any of its subsidiaries or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under these Bylaws or applicable law; provided, however, that such insurance or other arrangement shall not provide coverage inconsistent with that permitted by applicable law.

i. The indemnification provided for directors, officers or employees of the Company shall not be deemed exclusive of any other rights to which those officers, directors, or employees may be entitled under the Restated Articles of Incorporation, these Bylaws or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in his or her official capacity and as to actions in another capacity while holding such office, and shall continue as to any person who has ceased to be a director, officer, or employee of the Company and shall inure to the benefit of his or her heirs, executors, and administrators.

j. The right of any officer or director to be indemnified, reimbursed, or advanced amounts pursuant hereto:

i. is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the Company and the director or officer,

ii. is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and,

iii. shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

Item 16.	Exhibits.

Reference is being made to the Index to the Exhibits at page E-1, such Index to Exhibits being incorporated into this Item 16 by reference.

Item 17.	Undertakings.

a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424:

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Kansas City, State of Missouri, on this 5th day of April, 2016.

UMB FINANCIAL CORPORATION

/s/ J. Mariner Kemper
J. Mariner Kemper Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Michael D. Hagedorn
Michael D. Hagedorn Chief Financial Officer (Principal Financial Officer)

/s/ Brian J. Walker
Brian J. Walker Chief Accounting Officer (Principal Accounting Officer)

POWER OF ATTORNEY

We, the undersigned directors of UMB Financial Corporation, hereby severally constitute and appoint J. Mariner Kemper and Michael D. Hagedorn, and each of them singly, our true and lawful attorneys-in-fact, with full power of substitution and re-substitution, to sign for us and in our names in the capacities indicated below any and all amendments to this Registration Statement on Form S-3, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the capacities and on the date indicated.

Date: April 5, 2016

/s/ Robin C. Beery	Director	/s/ Nancy K. Buese	Director
Robin C. Beery		Nancy K. Buese

/s/ Terrence P. Dunn	Director	/s/ Kevin C. Gallagher	Director
Terrence P. Dunn		Kevin C. Gallagher

/s/ Gregory M. Graves	Director	/s/ Alexander C. Kemper	Director
Gregory M. Graves		Alexander C. Kemper

/s/ J. Mariner Kemper	Director	/s/ Kris A. Robbins	Director
J. Mariner Kemper		Kris A. Robbins

/s/ L. Joshua Sosland	Director	/s/ Paul Uhlmann III	Director
L. Joshua Sosland		Paul Uhlmann III

/s/ Leroy J. Williams	Director
Leroy J. Williams

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and filed with the SEC on May 9, 2006).*

4.2	Bylaws, amended as of October 28, 2014 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 3, 2014).*

5.1	Opinion of Spencer Fane LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Spencer Fane LLP (included in Exhibit 5.1).

*	Incorporated by reference herein as indicated.

E-1